UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 8, 2011

Adobe Systems Incorporated
(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 8, 2011, Adobe Systems Incorporated (“Adobe” or “we”) announced it is restructuring its business to better align its resources around its Digital Media and Digital Marketing strategies (the “Restructuring Plan”). As a result, we expect to eliminate approximately 750 full-time positions worldwide. We expect to record in the aggregate approximately $87 million to $94 million in pre-tax restructuring charges associated with this Restructuring Plan. Included in these charges are (i) approximately $17 million to $19 million primarily related to the consolidation of leased facilities and (ii) approximately $70 million to $75 million related to employee severance arrangements. We expect to record approximately $73 million to $78 million of these charges in the fourth fiscal quarter ending December 2, 2011. We expect to complete the majority of the activities related to the Restructuring Plan by the end of the first quarter of fiscal 2012. Substantially all of these charges will result in cash expenditures.

Item 8.01. Other Events.

On November 8, 2011, Adobe issued two press releases, which are included as exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

99.1               Press release issued on November 8, 2011 entitled “Adobe Reaffirms Fourth Quarter FY2011 Revenue Target, Restructures to Align Business around Digital Media, Digital Marketing”

99.2               Press release issued on November 8, 2011 entitled “Adobe to Outline Growth Strategy at Financial Analyst Meeting”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: November 8, 2011	By:	/s/ MARK GARRETT
Mark Garrett
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on November 8, 2011 entitled “Adobe Reaffirms Fourth Quarter FY2011 Revenue Target, Restructures to Align Business around Digital Media, Digital Marketing”

99.2	Press release issued on November 8, 2011 entitled “Adobe to Outline Growth Strategy at Financial Analyst Meeting”